Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

QUINCE THERAPEUTICS, INC.

Quince Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First: That the name of this corporation is Quince Therapeutics, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on June 20, 2012, under the name “Cortexyme, Inc.” The Certificate of Incorporation was amended and restated by an Amended and Restated Certificate of Incorporation on May 13, 2019, and further amended by Certificate of Amendments to the Amended and Restated Certificate of Incorporation on July 29, 2022, June 5, 2025, April 9, 2026, June 26, 2026 and October 6, 2026 (together, the “Certificate of Incorporation”).

Second: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

Article I shall be amended and restated to read in its entirety as follows:

“The name of the corporation is IRulya Therapeutics Inc.”

Third: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

Fourth: This amendment to the Certificate of Incorporation shall become effective on and as of the effective time of 4:01 p.m., Eastern Time, on October 9, 2026.

Quince Therapeutics, Inc.

By:	/s/ Brigette Roberts
Name: Brigette Roberts Title: Chief Executive Officer